Exhibit 99.1

DORIAN LPG LTD. ADOPTS SHAREHOLDER RIGHTS PLAN
STAMFORD, Conn.—December 16, 2016— The Board of Directors of Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG") today adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of Company common stock (each, a "Right").  The shareholder rights plan will replace the Company's existing rights plan that is due to expire pursuant to its terms on December 20, 2016.
John Hadjipateras, Chairman and Chief Executive Officer of the Company, stated: "The Board's decision to adopt the rights plan underscores its commitment to the equitable treatment of all the Company's shareholders.  The plan has been designed to ensure that no group can acquire control or a position of significant influence without treating all shareholders fairly".
The Rights are intended to enable all Company shareholders to realize the long-term value of their investment in the Company.  The shareholder rights plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.
The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock.  Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $60.
The dividend distribution will be made on December 27, 2016 payable to shareholders of record on that date, and is not taxable to stockholders.  The Rights will expire on August 31, 2018.
If a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase for $60 a number of the Company's common shares having a market value of twice such price.  In addition, at any time after a person or group acquires 15% or more of the Company's outstanding common stock (unless such person or group acquires 50% or more), the Company's board of directors may exchange one share of the Company's common stock for each outstanding Right (other than Rights owned by such person or group, which would have become void).
Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for $0.01 per Right at the option of the Board of Directors.
Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the Company's common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company's stock are directly or indirectly held by counterparties to the derivatives contracts.
About Dorian LPG Ltd.
Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-looking Statements
This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

For further information:

Dorian LPG Ltd.
Ted Young
Chief Financial Officer
(203) 674-9900
IR@dorianlpg.com